Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – January 28, 2011

Auburn National Bancorporation, Inc. Reports

Full Year Net Earnings of $5.3 million, or $1.47 per share;

Fourth Quarter Net Earnings of $0.9 million, or $0.24 per share

Fourth Quarter 2010 Results – Compared to Fourth Quarter 2009:

—	Improved credit costs drive overall increase in fourth quarter EPS of $0.18 per share

—	Net interest margin compression primarily due to decline in investment portfolio yields

—	Credit quality continues to compare favorably to industry peers; nonperforming assets to total assets of 2.61%

—	Strengthened loan loss reserve to 2.05% of total loans at December 31, 2010, compared to 1.73% at December 31, 2009

—	Maintained strong balance sheet with tangible common equity to total assets of 7.67%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $0.9 million, or $0.24 per share, for the fourth quarter of 2010, compared to $0.2 million, or $0.06 per share, for the fourth quarter of 2009. For the full year 2010, net earnings were $5.3 million, or $1.47 per share, compared to $2.4 million, or $0.66 per share, for the full year 2009.

Fourth quarter 2010 operating net earnings, which exclude the effects of non-operating items such as securities gains and losses, expenses related to other real estate owned and prepayment penalties on long-term debt, were approximately $1.7 million, or $0.47 per share, compared to fourth quarter 2009 operating net earnings of approximately $0.3 million, or $0.09 per share. For the full year 2010, operating net earnings were $5.7 million, or $1.58 per share, compared to $5.0 million, or $1.37 per share for the full year 2009.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s fourth quarter and full year 2010 results reflect a significant improvement in credit costs as the provision for loan losses and charge-offs declined. While challenges remain, we believe the Company is well-positioned as the economy and loan demand improve.”

Net interest income (tax-equivalent) was $5.1 million for the fourth quarter of 2010, compared to $5.5 million for the fourth quarter of 2009. Net interest income (tax-equivalent) decreased primarily due to a decline in yield in the securities portfolio. Average loans were $376.9 million in the fourth quarter of 2010, a decrease of $4.3 million or 1% from the fourth quarter of 2009. Average total deposits were $602.9 million in the fourth quarter of 2010, an increase of $13.5 million or 2.3% from the fourth quarter of 2009.

Nonperforming assets increased to 2.61% of total assets at December 31, 2010, compared to 2.18% of total assets at September 30, 2010. However, the Company’s annualized net charge-off ratio declined to 0.16% in the fourth quarter of 2010, compared to 1.95% in the fourth quarter of 2009. As a result, the provision for loan losses decreased to $0.7 million in the fourth quarter of 2010, compared to $2.9 million in the fourth quarter of 2009. For the full year 2010, the net charge-off ratio declined to 0.64%, compared to 0.84% for the full year 2009. Consequently, the provision for loan losses decreased to $3.6 million for the full year 2010, compared to $5.3 million for the full year 2009.

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Reports Full Year and Fourth Quarter Net Earnings /page 2

Mr. Spencer reported, “The Company continued to build its allowance for loan losses during 2010 through a provision for loan losses that was 1.5 times the amount of net charge-offs for the full year. While we are encouraged by the reported decrease in net charge-offs during 2010, the Company expects nonperforming assets and net charge-offs to remain elevated until broader economic conditions improve.”

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.5 million in the fourth quarter of 2010, compared to $1.4 million in the fourth quarter of 2009. This change was primarily due to an increase in mortgage lending income, reflecting an increase in the level of mortgage refinance activity during the fourth quarter of 2010 compared to the levels reported during the fourth quarter of 2009.

Total noninterest income, including non-operating items, was approximately $0.3 million in the fourth quarter of 2010, compared to $0.8 million in the fourth quarter of 2009. The decrease in total noninterest income was primarily due to an increase in other-than-temporary impairment charges reflected within net securities gains (losses). The Company recorded $1.6 million in other-than-temporary impairment charges in the fourth quarter of 2010, compared to approximately $1.0 million of other-than-temporary impairment charges in the fourth quarter of 2009. Approximately $0.8 million of the other-than-temporary impairment recorded in the fourth quarter of 2010 results from two corporate bonds that were sold at a loss in January of 2011. As a result, these securities were deemed other-than-temporarily impaired as of the balance sheet date, December 31, 2010. The remaining securities write-downs related to investments in trust preferred securities.

Mr. Spencer also stated, “We continue to focus on reducing our exposure to credit risk in the investment portfolio. Prior to the fourth quarter of 2008, our total exposure to trust preferred securities and corporate bonds was approximately $13.3 million. Upon disposition of the two corporate bonds in January of 2011, this exposure has been reduced to approximately $2.5 million.”

Operating noninterest expense (which excludes non-operating items mentioned below) was approximately $3.5 million in the fourth quarter of 2010, compared to $3.7 million in the fourth quarter of 2009. The decrease in operating noninterest expense was due to various items, including a decrease in professional fees expense and other noninterest expense. This was offset by an increase in salaries and benefits expense, which includes commissions paid to our mortgage originators.

Total noninterest expense, including non-operating items, was approximately $3.6 million during the fourth quarter of 2010, compared to $3.7 million in the fourth quarter of 2009.

In the fourth quarter of 2010, the Company paid cash dividends of $0.195 per share. At December 31, 2010, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $764 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

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Reports Full Year and Fourth Quarter Net Earnings /page 3

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Full Year and Fourth Quarter Net Earnings/page 4

Financial Highlights (unaudited)*

Quarter ended December 31	Year ended December 31
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Results of Operations
Net interest income (a)	$5,083	$5,547	$20,664	$20,448
Less: tax-equivalent adjustment	441	438	1,765	1,633

Net interest income (GAAP)	4,642	5,109	18,899	18,815
Noninterest income	321	799	7,266	3,132

Total revenue	4,963	5,908	26,165	21,947
Provision for loan losses	650	2,900	3,580	5,250
Noninterest expense	3,630	3,735	16,441	14,633
Income tax expense	(195)	(930)	798	(340)

Net earnings	$878	$203	$5,346	$2,404

Per share data:
Basic and diluted net earnings:
GAAP	$0.24	$0.06	$1.47	$0.66
Operating (b)	0.47	0.09	1.58	1.37
Cash dividends declared	$0.195	$0.190	$0.78	$0.76
Weighted average shares outstanding:
Basic and diluted	3,642,718	3,643,395	3,642,851	3,644,691
Shares outstanding, at period end	3,642,718	3,643,117	3,642,718	3,643,117
Book value	$15.47	$15.42	$15.47	$15.42
Common stock price:
High	$22.00	$25.98	$22.00	$30.00
Low	19.50	18.93	16.86	18.07
Period-end:	$20.06	$19.69	$20.06	$19.69
To earnings ratio	13.74	x	29.39	x	13.74	x	29.39	x
To book value	130%	128%	130%	128%
Performance ratios:
Return on average equity:
GAAP	5.68%	1.37%	9.00%	4.23%
Operating (b)	11.08%	2.24%	9.67%	8.78%
Return on average assets:
GAAP	0.45%	0.10%	0.68%	0.31%
Operating (b)	0.89%	0.17%	0.74%	0.63%
Dividend payout ratio	81.25%	316.67%	53.06%	115.15%
Other financial data:
Net interest margin (a)	2.81%	3.02%	2.86%	2.78%
Effective income tax (benefit) rate	NM	NM	12.99%	(16.47	) %
Efficiency ratio (c)	52.98%	53.25%	54.26%	53.48%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$11,833	$9,352	$11,833	$9,352
Other real estate owned	8,125	7,292	8,125	7,292

Total nonperforming assets	$19,958	$16,644	$19,958	$16,644

Net charge-offs	$155	$1,863	$2,399	$3,153
Allowance for loan losses as a % of:
Loans	2.05%	1.73%	2.05%	1.73%
Nonperforming loans	65%	69%	65%	69%
Nonperforming assets as a % of:
Loans and foreclosed properties	5.22%	4.34%	5.22%	4.34%
Total assets	2.61%	2.15%	2.61%	2.15%
Nonperforming loans as a % of total loans	3.16%	2.49%	3.16%	2.49%
Net charge-offs (annualized) as a % of average loans	0.16%	1.95%	0.64%	0.84%
Selected average balances:
Securities	$321,956	$338,261	$327,866	$344,060
Loans, net of unearned income	376,861	381,112	377,153	376,388
Total assets	773,393	777,363	780,654	787,869
Total deposits	602,934	589,452	601,931	596,444
Long-term debt	103,061	118,351	112,312	120,248
Total stockholders’ equity	61,841	59,349	59,414	56,807
Selected period end balances:
Securities	$315,220	$334,762	$315,220	$334,762
Loans, net of unearned income	374,215	376,103	374,215	376,103
Allowance for loan losses	7,676	6,495	7,676	6,495
Total assets	763,829	773,382	763,829	773,382
Total deposits	607,127	579,409	607,127	579,409
Long-term debt	93,331	118,349	93,331	118,349
Total stockholders’ equity	56,368	56,183	56,368	56,183

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) These exclude “non-operating” Items of income and expense. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports Full Year and Fourth Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31		Year ended December 31
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Net earnings, as reported (GAAP)	$878	$203	$5,346	$2,404
Non-operating items (net of 37% tax):
Securities (gains) losses, net (a)	748	399	(896)	2,839
Other real estate owned, net	87	12	868	27
Prepayment penalty on long-term debt	—	—	428	—
Correction prior period accounting error	—	(281)	—	(281)

Operating net earnings	$1,713	$333	$5,746	$4,989

Net interest income, as reported (GAAP)	$4,642	$5,109	$18,899	$18,815
Tax-equivalent adjustment	441	438	1,765	1,633

Net interest income (tax-equivalent)	$5,083	$5,547	$20,664	$20,448

Noninterest income, as reported (GAAP)	$321	$799	$7,266	$3,132
Non-operating items:
Securities (gains) losses, net	1,187	633	(1,423)	3,703

Operating noninterest income	$1,508	$1,432	$5,843	$6,835

Total Revenue, as reported (GAAP)	$4,963	$5,908	$26,165	$21,947
Tax-equivalent adjustment	441	438	1,765	1,633
Non-operating items:
Securities (gains) losses, net	1,187	633	(1,423)	3,703

Total Operating Revenue (tax-equivalent)	$6,591	$6,979	$26,507	$27,283

Noninterest expense, as reported (GAAP)	$3,630	$3,735	$16,441	$14,633
Non-operating items:
Other real estate owned, net	(138)	(19)	(1,378)	(43)
Prepayment penalty on long-term debt	—	—	(679)	—

Operating noninterest expense	$3,492	$3,716	$14,384	$14,590

Total stockholders' equity (GAAP)	$56,368	$56,183	$56,368	$56,183
Unrealized (gains) losses on available for sale securities, net of tax	2,201	(111)	2,201	(111)

Tangible Common Equity	$58,569	$56,072	$58,569	$56,072

(a) Any securities losses for which no tax benefit is recorded are included at the gross amount.